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                              BANCORP HAWAII, INC.
                             DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

SECTION 1.  NAME AND NUMBER OF SHARES

    The dividend reinvestment and stock purchase plan of Bancorp Hawaii, Inc. (hereinafter "Bancorp") shall be known as the "Dividend Reinvestment and Stock Purchase Plan" (hereinafter the "Plan"). The number of shares of Common Stock of Bancorp (hereinafter "Common Stock") that may be issued pursuant to the Plan shall be fixed from time to time by the Board of Directors of Bancorp.

SECTION 2.  ADMINISTRATION AND COSTS

    The administrator of the Plan (hereinafter the "Administrator"), who shall administer the Plan for participants, keep records, send statements of accounts to participants, and perform other duties relating to the Plan, shall be The Bank of New York.

SECTION 3.  INITIAL STOCK PURCHASE

    An employee, retired employee, or director of Bancorp or any member of the controlled group of corporations (as defined in Section 1563(a) of the Internal Revenue Code of 1986) of which Bancorp is a member (hereinafter "Eligible Employee") who is not a stockholder of record or a beneficial owner of Common Stock participating in the Plan (except for shares of Bancorp held in an individual retirement account of which such individual is the beneficial owner and of which Bank of Hawaii is the custodian) may become a participant in the Plan by purchasing shares of Common Stock pursuant to a Bancorp-approved initial stock purchase form. Such forms shall be made available by and upon execution shall be returned to the Corporate Secretary Department of Bancorp.

    An individual retirement account of which Bank of Hawaii is the custodian and which is not a stockholder of record or a beneficial owner of Common Stock participating in the Plan may become a participant in the Plan by purchasing shares of Common Stock pursuant to a Bancorp-approved initial stock purchase form. Such forms shall be made available by and upon execution shall be returned to the Corporate Secretary Department of Bancorp.

    An individual who is a resident of the State of Hawaii and who is not a stockholder of record or a beneficial owner of Common Stock participating in the Plan (except for shares of Bancorp held in an individual retirement account of which such individual is the beneficial owner and of which Bank of Hawaii is the custodian) may become a participant in the Plan by purchasing shares of Common Stock pursuant to a Bancorp-approved initial stock purchase form. Such forms shall be made available by and upon execution shall be returned to the Corporate Secretary Department of Bancorp. This paragraph shall be effective only upon the written approval by the Chairman of the Board of Bancorp, which approval may be revoked at any time.

    A person or individual retirement account making a purchase of Common Stock under this Section 3 shall be a participant in the Plan and shall be eligible thereafter to make optional payments pursuant to the Plan. Initial stock purchase payments and optional payments may not exceed an aggregate of $5,000 per calendar quarter.

SECTION 4.  DIVIDEND REINVESTMENT AND OPTIONAL PAYMENTS

    All holders of record of Common Stock shall be eligible to join the Plan at any time. Each participant in the Plan shall remain a participant until he withdraws from the Plan. An eligible shareholder may join the Plan by completing and signing the Bancorp-approved authorization form (hereinafter "Authorization Form"). Authorization Forms shall be made available by and upon execution shall be returned to the Corporate Secretary Department of Bancorp.

    The Authorization Form shall permit an eligible shareholder to participate in the Plan by checking the appropriate box. The shareholder may indicate
whether  he   wishes   (i)   to   reinvest  dividends   paid   on   all   or   a

                                  EXHIBIT (4)
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portion  of the shares of Common Stock  registered in his name, (ii) to reinvest dividends paid on all or a portion of the shares of Common Stock registered in his name and purchase stock with optional cash payments, or (iii) to participate in the Plan by making optional cash payments only.

    Shareholders of record of Common Stock, or persons or entities who become participants in the Plan pursuant to Section 3, who submit a completed and signed Authorization Form shall be eligible to make optional cash payments of not less than $25 at any time. An initial optional payment of not less than $25 may be made by a participant when enrolling by enclosing a check or money order with the Authorization Form. Thereafter, optional payments of not less than $25 may be made at any time and the amount may be varied each time, subject, however, to the maximum limit on optional payments per calendar quarter. The Administrator shall send a receipt for each optional payment. No interest shall be paid on optional payments prior to their investment in Common Stock.

    Optional payments may not exceed an aggregate of $5,000 per calendar quarter.

SECTION 5.  PURCHASE AND ACCOUNT RULES

    Cash dividends on Common Stock participating in the Plan shall be applied to the purchase of additional Common Stock on behalf of the participants on dividend payment dates. To reinvest cash dividends, an Authorization Form must be received on or before the dividend record date on which it is to become effective.

    Any initial purchase payment or optional payment that has been received by the Corporate Secretary Department of Bancorp prior to the last business day of a month shall be applied to the purchase of additional shares of Common Stock
(i) on the dividend payment date of the following month if a dividend is payable in such following month or (ii) on the tenth business day of the following month if no dividend is payable in such following month.

    The price of shares of Common Stock purchased under the Plan shall be 100% of the market price.

    For purposes of the Plan, market price shall be determined on the basis of the average of the last sale prices for a share of Common Stock on the New York Stock Exchange for the period of five trading days ending on the day of purchase. If there is no trading in the Common Stock during any trading day in the five-day period, the market price and the purchase price based thereon shall be determined by the management of Bancorp on the basis of such market quotations as shall be deemed appropriate. In no event, however, shall the purchase price be less than the par value of the Common Stock.

    Each participant's account shall be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested, divided by the applicable purchase price per share.

    Shares of Common Stock purchased under the Plan shall be registered in the name of the Administrator or a nominee selected by the Administrator and held as agent for the participants. The Administrator shall receive dividends for all shares of Common Stock held in the Plan on the dividend record date, shall credit such dividends to the participants' accounts on the basis of full and fractional shares held in these accounts, and shall automatically reinvest cash dividends in additional shares of Common Stock at 100% of the market price.

    Shares shall not be issued to participants except as set forth in Sections 7 and 8 hereof.

    In the case of dividends on Common Stock subject to United States income tax withholding, the amount of tax to be withheld shall be deducted from the amount of dividends on Common Stock to determine the amount of dividends to reinvest.

SECTION 6.  REPORTS TO PARTICIPANTS

    Participants shall receive quarterly statements of account showing amounts invested, purchase prices, shares purchased, and other information for the year to date. In addition, each participant shall receive copies of Bancorp's annual and quarterly reports to shareholders, proxy statements, and information for income tax reporting purposes.

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SECTION 7.  CHANGE IN OR TERMINATION OF PARTICIPATION IN PLAN

    A participant may change the terms of his participation in the Plan at any time by completing and signing a new Authorization Form and returning it to the Corporate Secretary Department of Bancorp. Any change with respect to reinvestment of dividends must be received by the dividend record date for which the dividend is to be paid.

    A participant may terminate participation in the Plan at any time by written notification to the Administrator. However, the subsequent dividend shall be reinvested pursuant to the terms of the Plan unless the notice of termination is received by the first day of the month preceding the month in which the dividend is to be paid. Upon such a termination of participation (and, if applicable, subsequent dividend reinvestment), certificates for whole shares credited to the participant's account shall be issued and a cash payment shall be made for any fraction of a share. The cash payment for any shares or fraction of a share shall be based on the then current market price per share.

    If a participant wishes to receive cash in lieu of shares upon termination of participation in the Plan, the participant may request the Administrator (as agent for the participant) to sell the shares credited to the participant's account on the open market and remit the net proceeds to the participant. The net proceeds shall equal the sales price of the shares less brokerage commission, the service fee of the Administrator charged in connection with such sale, and any applicable taxes to be paid by or withheld by the Administrator. Any fractional shares credited to the participant's account shall not be sold but shall be converted to cash on the basis of the then current market price.

SECTION 8.  WITHDRAWAL OR TRANSFER OF SHARES IN PLAN

    A participant may withdraw all or a portion of shares of Common Stock from his account by notifying the Administrator in writing to that effect and specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn shall be issued, but in no case shall certificates for fractional shares be issued. Any notice of withdrawal received after a dividend record date shall not be effective as to such dividends until those dividends are paid and credited to the participant's account.

    If a participant wishes to receive cash in lieu of shares upon such a withdrawal, the participant may request the Administrator (as agent for the participant) to sell the shares credited to the participant's account on the open market and remit the net proceeds to the participant. The net proceeds shall equal the sales price of the shares less brokerage commission, the service fee of the Administrator charged in connection with such sale, and any applicable taxes to be paid by or withheld by the Administrator.

    Any remaining shares and fractions thereof shall continue to be credited to the participant's account.

    Pursuant to such rules as the Administrator and Bancorp may agree upon from time to time, a participant may transfer shares from one account in the Plan to another account in the Plan or may direct that shares be issued from the participant's account in the Plan to another person. Any such transfer or issuance must be made upon such forms as the Administrator may require.

SECTION 9.  MISCELLANEOUS MATTERS RELATING TO ACCOUNTS

    If a participant disposes of all or a portion of the shares of Common Stock registered in his own name, unless the participant also withdraws all shares held in his account under the Plan, the Administrator shall continue to reinvest the dividends on the shares held in the participant's Plan account. Such a participant may continue to make optional cash payments so long as shares are held in his account under the Plan.

    If a participant has an account in the Plan, all stock distributable to such participant as a result of a stock dividend or stock split by Bancorp on its Common Stock (including stock distributable on shares of Common Stock that are not held of record by the Administrator under the Plan) shall be credited to the participant's account in the Plan.

    Shares credited to a participant's account under the Plan may not be pledged or encumbered by a participant.

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    Neither Bancorp,  the Administrator,  nor any  representative, employee,  or agent of Bancorp or the Administrator shall be liable under the Plan for any act done in good faith or for any good faith omissions to act, including (but not limited to) any claims of liability (i) arising out of any such act or omission to act that occurs prior to a participant's terminating participation pursuant to the terms of the Plan and (ii) with respect to the prices at which shares are purchased for a participant's account and the times such purchases are made.

    All shares of Common Stock credited to the participant's account under the Plan shall be voted as the participant directs on a proxy card. If no instructions are received on a signed proxy card, all of the participant's shares shall be voted in accordance with the recommendations of Bancorp's management. If the proxy card is not returned or if it is returned unsigned, none of the participant's shares shall be voted unless the participant votes in person.

SECTION 10.  AMENDMENT, SUSPENSION, AND REINSTITUTION OF PLAN

    Bancorp intends to continue the Plan indefinitely, but reserves the right to suspend or terminate the Plan at any time. Bancorp also reserves the right to make any additions or modifications to the Plan. The Chairman of the Board of Bancorp may suspend the Plan at any time, may interpret the Plan, and may make additions or modifications thereto that are not inconsistent with the above provisions of the Plan. In the event of a suspension of the Plan, the Chairman of the Board of Bancorp may determine the date, if any, on which the Plan shall be reinstituted.

    In the event that the number of shares of Common Stock to be purchased by the participants in the Plan exceeds the balance of the shares authorized by the Board of Directors to be sold pursuant to the Plan, then the Plan shall be automatically suspended with respect to future purchases until such time as the Board of Directors of Bancorp has authorized additional shares of Common Stock to be sold pursuant to the Plan.

    In the event of automatic suspension of the Plan as provided in the preceding paragraph, then (i) on the date of such automatic suspension of the Plan, the number of shares of Common Stock to be sold shall be prorated among the participants purchasing shares on such date, and (ii) the Chairman of the Board of Bancorp shall determine the date of the commencement of the Plan after the Board of Directors has authorized the sale of additional shares of Common Stock pursuant to the Plan.

SECTION 12.  PROFIT SHARING PLAN MEMBERS

    For purposes of this Plan, each member of the Bank of Hawaii Profit Sharing Plan who has an interest in the Bancorp Stock Fund of said profit sharing plan shall be regarded as a holder of record of Common Stock and an Eligible Employee.

SECTION 13.  SAFEKEEPING OF SHARES

    In accordance with such procedures as the Administrator may adopt from time to time, a participant may deliver to the Administrator certificates for shares of Bancorp Common Stock participating in the Plan of which the participant is the record holder. The Administrator shall register such shares in its or its nominee's name and shall maintain an individual account in the name of the participant to record the participant's beneficial ownership of such shares.

    The Administrator shall charge the participant, and the participant shall be liable for, such fees as the Administrator shall impose for such account.

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